EXHIBIT 23.1
                                                                    ------------


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------



We consent to the incorporation by reference in the Registration Statement on Form S-3 Amendment No. 1 of CAS Medical Systems, Inc. for the registration of 1,486,500 shares of its common stock of our report dated March 6, 2006, with respect to the consolidated balance sheets of CAS Medical Systems, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ UHY LLP


New Haven, Connecticut



July 20, 2006